Exhibit 10.35

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED
BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE
TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Execution Version

EXCLUSIVE LICENSE AGREEMENT

by and between

LYNK PHARMACEUTICAL (HANGZHOU) CO., LTD

and

EQRx, Inc.

Dated as of April 1, 2020

i

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of April 1, 2020 (the “Effective Date”) by and among LYNK PHARMACEUTICAL (HANGZHOU) CO., LTD, a Chinese corporation having its principal place of business at 291 Fucheng Road, Bldg 5-402, Jiangan, Hangzhou, Zhejiang 310018, China (“Lynk”), and EQRX, INC., a Delaware corporation having its principal place of business at 50 Hampshire St., Cambridge, MA 02139 (“EQRx”). Lynk and EQRx are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

Lynk and its Affiliates own or in-license certain Patents and Know-How relating to LNK-207 (as defined below).

Lynk desires to grant, and EQRx desires to accept, a license under such Patents and Know-How to permit EQRx to discover, research, develop and commercialize Licensed Compounds and Licensed Products in the EQRx Territory (all as defined below), in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
DEFINITIONS

1.1 “Affiliate” means, with respect to a Party, a person, corporation, partnership, or other entity that controls, is controlled by, controlling or is under common control with such Party, but only for so long as such control will continue. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by”, “controlling” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Clinical Trial” means a study in humans to obtain information regarding a product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such product, including a Phase I Clinical Trial, Phase II Clinical Trial and Phase III Clinical Trial.

1.3 “Clinical Trial Data” means, with respect to a Licensed Compound or Licensed Product, (a) all pharmacokinetic, clinical, safety and other similar data that relate to the clinical development of such Licensed Compound or Licensed Product, including all data and information related to any Clinical Trials of such Licensed Compound or Licensed Product (including all final reports and case report forms) and (b) all clinical test designs and operating records related to any Clinical Trial for such Licensed Compound or Licensed Product.

1.4 “Combination Product” means a Licensed Product that, in addition to containing a Licensed Compound as an active ingredient, also contains at least one other active pharmaceutical ingredient that is not a Licensed Compound.

1.5 “Commercially Reasonable Efforts” means, [***].

1.6 “Confidential Information” has the meaning set forth in Section 10.1.

1.7 “EQRx Improvements” means any and all Patents and Know-How (whether or not patentable) (a) discovered, developed, generated, invented or identified by or on behalf of EQRx or any of its Affiliates pursuant to activities conducted under this Agreement, to the extent owned by EQRx or any of its Affiliates, and (b) that are necessary or useful to Exploit Licensed Compounds or Licensed Products in the Field in the Lynk Territory. For the avoidance of doubt, EQRx Improvements may include EQRx Arising IP as provided herein.

1.8 “EQRx Reversion IP” means any Patents or Know-How that (a) claim or cover any Reversion Compound or Reversion Product or its method of manufacture or use as of the date of notice of termination, (b) are owned or in-licensed by EQRx or any of its Affiliates (other than under this Agreement), and (c) [***].

1.9 “EQRx Territory” means all countries and territories throughout the world excluding the Lynk Territory.

1.10 “Executive Officer” means (a) in the case of EQRx, the chief executive officer of EQRx, and (b) in the case of Lynk, the chief executive officer of Lynk, who will not be a member of the JSC.

1.11 “Existing Nondisclosure Agreement” means the Mutual Nondisclosure Agreement entered into by EQRx and Lynk, [***].

1.12 “Field” means any and all uses.

1.13 “First Commercial Sale” means, [***].

1.14 “Generic Product” means, with respect to a particular Licensed Product in a country, a pharmaceutical product that: (a) (i) contains the same or substantially the same active ingredient as the Licensed Product; and (ii) is approved for use or marketing in such country by a Regulatory Authority through an Abbreviated New Drug Application or new drug application submitted to the FDA under 21 U.S.C. § 355(b)(2) (or any replacement thereof) (“505(b)(2) NDA”), or any enabling legislation thereof, or pursuant to any similar abbreviated route of approval in any countries in the EQRx Territory or (b) (i) [***] and (ii) [***] for obtaining Regulatory Approval for such Licensed Product.

1.15 “IND” means (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”) and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.16 “Indication” means each separate and distinct disease, disorder, illness, health condition, or interruption, cessation or disruption of a bodily function, system, tissue type or organ, for which Regulatory Approval is required.

1.17 “Initiation” or “Initiate” means, with respect to a given Clinical Trial, the administration of the [***] dose of Licensed Product to the [***] in such Clinical Trial.

1.18 “Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, clinical and non-clinical data, regulatory filings and regulatory submission documents and summaries, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures and any other know-how, and any physical embodiments of any of the foregoing.

1.19 “Licensed Compound(s)” means (a) LNK-207 and (b) any [***].

1.20 “Licensed Product(s)” means any product(s) containing a Licensed Compound, and all formulation, dosages and delivery systems thereof. For clarity, a Licensed Product includes a Combination Product.

1.21 “LNK-207” means the compound known as LNK-207, which has the chemical structure set forth on Exhibit A.

1.22 “Lynk Licensed Technology” means any and all Patents and Know-How (whether or not patentable) owned or in-licensed by Lynk or any of its Affiliates on the Effective Date or during the Term that [***] in the Field in the EQRx Territory. For clarity, the Lynk Licensed Technology may include the Lynk Arising IP and Lynk’s interest in the Joint Arising IP. All Patents within the Lynk Licensed Technology existing as of the Effective Date are listed on Schedule 8.2(d) (the “Existing Patents”).

1.23 “Lynk Territory” means the People’s Republic of China, Hong Kong SAR, Macau SAR and Taiwan.

1.24 “Net Sales” means, with respect to a Licensed Product sold by EQRx, any of its Affiliates or Sublicensees in the EQRx Territory, the aggregate gross sales for such Licensed Product by EQRx and any of its Affiliates and Sublicensees on an arms-length basis to Third Parties in the EQRx Territory, less the following deductions, calculated using the applicable Accounting Standards and the gross-to-net accounting used by EQRx for financial reporting purposes, in each case as consistently applied by EQRx. The deductions from gross sales to arrive at Net Sales for EQRx shall be consistent with the following reasonable and customary deductions solely related to the Licensed Product and actually taken with respect to such sales:

(a) [***].

Net Sales shall include the fair market value of all consideration received by EQRx in respect of the sale of a Licensed Product, whether such consideration is in cash, payment in kind, exchange or other form, and shall in all cases be calculated in accordance with the Accounting Standards applicable to EQRx.

Sales and other transfer of Licensed Product between any of EQRx, any of its Affiliates and Sublicensees will not give rise to Net Sales, but rather Net Sales will be deemed to have arisen upon the subsequent sale of Licensed Product to Third Parties. Net Sales for any Combination Product will be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by [***]. If such Licensed Product is not sold separately in finished form in such country, the Parties will determine Net Sales for such Licensed Product by [***].

1.25 “Patent” means (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.26 “Patent Challenge” means any direct or indirect dispute or challenge, or any knowing, willful or reckless assistance in the dispute or challenge, of the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any Patent (a “Challenged Patent Right”) licensed by a Party (the “Licensor”) to the other Party (the “Licensee”) under this Agreement or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Challenged Patent Rights, in any legal or administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration including by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, pre-issuance submission, third party submission, derivation proceeding or declaratory judgment action; provided, however, that the term Patent Challenge shall not include (a) the Licensee or any of its Affiliates being an essential party in any patent interference proceeding before the United States Patent and Trademark Office, which interference the Licensee or its applicable Affiliate acts in good faith to try to settle or (b) the Licensee or any of its Affiliates, due to its status as an exclusive licensee of patent rights other than the Challenged Patent Rights, being named by the Licensor of such patent rights as a real party in interest in such an interference, so long as the Licensee or its applicable Affiliate either abstains from participation in, or acts in good faith to settle, the interference. For clarity, a Patent Challenge shall not include arguments made by the Licensee that (x) distinguish the inventions claimed in Patents owned or controlled by the Licensee from those claimed in the Challenged Patent Rights but (y) do not disparage the Challenged Patent Rights or raise any issue of Challenged Patent Rights’ compliance with or sufficiency under applicable patent laws, regulations or administrative rules, in each case (i) in the ordinary course of ex parte prosecution of the Patent Rights owned or in-licensed by the Licensee or (ii) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein the Patents owned or in-licensed by the Licensee have been challenged. For further clarity, a Patent Challenge shall not include any counterclaim made, filed or maintained by the Licensee or its applicable Affiliate as a defendant in any claim, demand, lawsuit, cause of action or other action made, filed or maintained by the Licensor or its Affiliate or designee asserting infringement of any Patents.

1.27 “Phase I or Phase Ia Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a determination of initial tolerance or safety of such product in healthy volunteers or the target patient population, as described in 21 CFR 312.21(a) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.

1.28 “Phase Ib or Phase II Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.

1.29 “Phase III Clinical Trial” means a human clinical trial of a product, the design of which is acknowledged by the FDA to be sufficient for such clinical trial to satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar human clinical trial prescribed by the Regulatory Authority in a country other than the United States, the design of which is acknowledged by such Regulatory Authority to be sufficient for such clinical trial to satisfy the requirements of a pivotal efficacy and safety clinical trial.

1.30 “Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a product for one or more Indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, including any pricing and reimbursement approvals. Regulatory Approvals include approvals by Regulatory Authorities of INDs, Marketing Authorization Application (“MAA”), or New Drug Applications, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA (an “NDA”).

1.31 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable governmental authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a product in such country or regulatory jurisdiction.

1.32 “Regulatory Data” means any and all research data, pharmacology data, safety data, preclinical data, Clinical Trial Data, Chemistry, Manufacturing and Controls (“CMC”) data that is included or referenced in a Party’s regulatory filings for a Licensed Compound or Licensed Product or that was included in any other documentation submitted to Regulatory Authorities in association with regulatory filings and Regulatory Approvals for a Licensed Compound or Licensed Product.

1.33 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patents, including, without limitation, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), orphan drug exclusivity, or rights similar thereto outside the U.S.

1.34 “Regulatory Lead” means, unless otherwise agreed by the JSC as set forth in Section 5.1:

(a) Lynk, for all Licensed Compounds and Licensed Products in the Lynk Territory; and

(b) EQRx, for all Licensed Compounds and Licensed Products in the EQRx Territory.

1.35 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to develop, manufacture, market, sell or otherwise commercialize a Licensed Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs and NDAs (as applications, but not the approvals with respect thereto).

1.36 “Reversion Compound” means a Licensed Compound; provided, however, that in all cases, Reversion Compounds shall exclude any Licensed Compounds, which, in EQRx’s reasonable opinion, would be unsafe for Exploitation.

1.37 “Reversion Product” means any product containing a Reversion Compound (but excluding combination products for which a Reversion Compound is combined with one or more other active pharmaceutical ingredient(s) that is a proprietary or branded compound or product owned or controlled by EQRx or any of its Affiliates or Third Parties).

1.38 “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing upon the First Commercial Sale of such Licensed Product in such country and ending upon the later to occur of (a) expiration date in such country of the last to expire of any issued Patent within the Lynk Licensed Technology containing a Valid Claim [***] in such country; (b) the expiration of all Regulatory Exclusivities for such Licensed Product in such country; or (c) [***] after the First Commercial Sale in such country of such Licensed Product.

1.39 “Sublicensee” means any Third Party granted a sublicense by (a) EQRx under the rights licensed to EQRx pursuant to Article 2 hereof or (b) Lynk under the rights licensed to Lynk pursuant to Article 2 hereof.

1.40 “Territory” means the EQRx Territory, with respect to EQRx, or the Lynk Territory, with respect to Lynk, as applicable.

1.41 “Third Party” means any entity other than Lynk or EQRx or their respective Affiliates.

1.42 “Valid Claim” means a claim of any pending Patent application or any issued, unexpired United States or granted foreign Patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within [***], it will not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.

Article 2
LICENSES AND EXCLUSIVITY

2.1 License to EQRx. Subject to the terms and conditions of this Agreement, Lynk hereby grants to EQRx, on behalf of itself and its Affiliates, during the Term of this Agreement, (a) an exclusive (even as to Lynk and any of its Affiliates), transferable (as permitted in accordance with Section 13.6), license, with the right to sublicense (as permitted in accordance with Section 2.3), under the Lynk Licensed Technology, to research, have researched, develop, have developed, commercialize, have commercialized, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported (collectively, “Exploit” or “Exploitation”) Licensed Compounds and Licensed Products in the EQRx Territory for use in the Field and (b) a non-exclusive, transferable (as permitted in accordance with Section 13.6), license under the Lynk Licensed Technology in the Lynk Territory (i) to research, have researched, develop and have developed Licensed Compounds and Licensed Products solely for purposes of obtaining Regulatory Approval for use of the Licensed Compounds and Licensed Products in the EQRx Territory, (ii) to make, have made, package and have packaged the Licensed Compounds and Licensed Products for the EQRx Territory, (iii) to use and have used Licensed Compounds and Licensed Products for research and development, and for process and analytical development for manufacturing and (iv) export and have exported Licensed Compounds and Licensed Products to the EQRx Territory, in each case ((i)-(iv)), in accordance with the terms of this Agreement.

2.2 License to Lynk to EQRx Improvements. Subject to the terms and conditions of this Agreement, EQRx hereby grants to Lynk, on behalf of itself and its Affiliates a non-exclusive, transferable (as permitted in accordance with Section 13.6), license, with the right to grant sublicenses (as permitted in accordance with Section 2.3), under the EQRx Improvements to (a) Exploit the Licensed Compound and Licensed Products in the Lynk Territory for use in the Field and (b) in the EQRx Territory (i) research, have researched, develop and have developed Licensed Compounds and Licensed Products solely for purposes of obtaining Regulatory Approval for use of the Licensed Compounds and Licensed Products in the Lynk Territory, (ii) make, have made, package, and have packaged, the Licensed Compounds and Licensed Products for the Lynk Territory, (iii) use and have used Licensed Compounds and Licensed Products for research and development, and for process and analytical development for manufacturing and (iv) export and have exported Licensed Compounds and Licensed Products to the Lynk Territory, in each case ((i)-(iv)), in accordance with the terms of this Agreement.

2.3 Retained Rights. For purposes of clarity, each Party retains all rights under Know-How or Patents owned or in-licensed by such Party not expressly granted to the other Party pursuant to this Agreement. In addition, notwithstanding the exclusive license granted to EQRx pursuant to Section 2.1, Lynk hereby retains the right under the Lynk Licensed Technology in the EQRx Territory to (a) research, have researched, develop and have developed Licensed Compounds and Licensed Products solely for purposes of obtaining Regulatory Approval for use of the Licensed Compounds and Licensed Products in the Lynk Territory, (b) make, have made, package and have packaged Licensed Compounds and Licensed Products for the Lynk Territory, and (c) use and have used Licensed Compounds and Licensed Products for research and development, and for process and analytical development for manufacturing and (d) export and have exported Licensed Compounds and Licensed Products to the Lynk Territory, in each case ((a)-(d)), in accordance with the terms of this Agreement.

2.4 Sublicensing. The license granted by Lynk to EQRx in Section 2.1, and the license granted by EQRx to Lynk in Section 2.2, each may be sublicensed by EQRx or Lynk, respectively, through multiple tiers, to: (a) any Affiliate of EQRx or Lynk without any requirement of consent for as long as the Affiliate remain an Affiliate of EQRx or Lynk, or (b) a Third Party without any prior written consent of Lynk or EQRx; provided that (i) EQRx, its Affiliates or Sublicensees may not grant a sublicense under the license granted in Section 2.1 to any Third Party with global headquarters in China and (ii) Lynk, its Affiliates or Sublicensees may not grant a sublicense under the license granted in Section 2.2 to any Third Party with global headquarters in the U.S., in each case (i)-(ii), without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. EQRx or Lynk, as the sublicensing Party, shall ensure that each of its Affiliates and Third Party Sublicensees is bound by a written agreement containing provisions at least as protective of the non-sublicensing Party as this Agreement. In any event, the sublicensing Party shall remain responsible to the non-sublicensing Party for all activities of the sublicensing Party’s Affiliates and Sublicensees to the same extent as if such activities had been undertaken by the sublicensing Party itself.

2.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license or other rights, express or implied, under any intellectual property rights (whether by implication, estoppel or otherwise).

2.6 Lynk Third Party Payments. [***].

2.7 Activities Outside Each Party’s Respective Territory.

(a) Third Parties. To the extent permitted under applicable law and except as permitted under this Agreement, each Party agrees that (a) neither it, nor any of its Affiliates, will sell or provide Licensed Products to any Third Party, if such Party or its relevant Affiliate knows, or has reason to know, that Licensed Products sold or provided to such Third Party by or on behalf of such Party may be sold or transferred, directly or indirectly, for use outside such Party’s Territory; and (b) if requested by the other Party, such Party shall provide reasonable assistance to the requesting Party in taking reasonable action against any Third Party to whom such Party has sold or provided Licensed Product, or to whom it has granted any rights with respect to the Licensed Products, directly or indirectly, that the requesting Party becomes aware is engaging in the direct or indirect sale or transfer of such Licensed Product for use outside such Party’s Territory and use commercially reasonable efforts to cause such Third Party to cease such activities.

(b) Clinical Trials. Before any Clinical Trial is conducted by (i) EQRx or its Affiliate or Sublicensee in the Lynk Territory as permitted by the license granted to EQRx under Section 2.1 or (ii) Lynk or its Affiliate or Sublicensee in the EQRx Territory as permitted by the license granted to Lynk under Section 2.2 (such conducting Party, the “Conducting Party” and the other Party, the “Non-Conducting Party”), the Conducting Party must have (A) provided the Non-Conducting Party with notice of its intention to submit an IND with the applicable Regulatory Authority at least [***] in advance of any such submission, which notice shall be accompanied by a copy of the clinical trial protocol and study design for the proposed Clinical Trial as well as the list of clinical sites to be utilized in the Clinical Trials performed under such IND, and (B) if requested by the Non-Conducting Party within [***] after such notice, the Conducting Party shall also provide the Non-Conducting Party with a draft copy of such IND and (C) received a written (e-mail to suffice) notice from the Non-Conducting Party expressly consenting (such consent not to be unreasonably withheld, conditioned or delayed) to the Conducting Party’s planned clinical trial in the Non-Conducting Party’s Territory. For the avoidance of doubt, the draft copy of such IND shall be provided in the language in which such IND will be submitted (i.e., without translation), unless the Conducting Party (or if applicable, its Affiliate or Sublicensee) has previously had English translations of such materials (or portions thereof) made, in which case such translations shall also be provided if in the Conducting Party’s possession. The Conducting Party (or if applicable, its Affiliate or Sublicensee) shall reasonably consider in good faith any comments provided by the Non-Conducting Party, including comments, if any, relating to potential for conflict or competition with regard to clinical sites at which the Non-Conducting Party is conducting or intends to conduct Clinical Trials, within [***] after such protocol and study design or draft IND, as the case may be, is provided to the Non-Conducting Party for review. To the extent the Conducting Party (or if applicable, its Affiliate or Sublicensee) shall make any material content changes to such clinical trial protocol or study design or draft IND after the Non-Conducting Party’s review or shall alter or amend its selection of clinical trial sites, the Conducting Party shall notify the Non-Conducting Party of such material content change or altered or amended list of clinical trial sites and provide the Non-Conducting Party with an opportunity to review such material content change and altered or amended list of clinical trial sites in accordance with the provisions above. The Conducting Party shall notify the Non-Conducting Party when the final IND has passed validation testing and is ready for submission to the applicable Regulatory Authority. The Conducting Party shall notify the Non-Conducting Party at least [***] prior to submission of such final IND to the applicable Regulatory Authority.

2.8 Technology Transfer.

(a) Within [***] following the Effective Date, Lynk will provide to EQRx [***] owned, in-licensed, controlled or possessed by Lynk or any of its Affiliates as of the Effective Date to the extent that Lynk reasonably determines that [***] describe or contain Lynk Licensed Technology or Licensed Compounds.

(b) From time to time during the Term, upon a Party’s reasonable request, the other Party will provide to the requesting Party [***] owned, in-licensed, controlled or possessed by (i) in the case of Lynk or any of its Affiliates to the extent that [***] describe or contain Lynk Licensed Technology or Licensed Compounds; or (ii) in the case of EQRx or any of its Affiliates to the extent that [***] describe or contain EQRx Improvements.

(c) During the Term, each Party will [***] with the other Party to facilitate the technology transfer (i) in the case of Lynk, of [***]; and (ii) in the case of EQRx, of [***]. Such cooperation will include providing the other Party with [***] access by teleconference or in-person at a Party’s, or any of its Affiliates’, facilities to the Party’s or any of its Affiliates’ personnel involved in the research and development of Licensed Compounds to provide the other Party with a [***] level of technical assistance and consultation in connection with the technology transfer obligations of each Party. The requesting Party will [***] in connection with providing such transfer and assistance.

2.9 Subcontracting. Each Party may perform its obligations under this Agreement through Third Party subcontractors; provided that each subcontracting Party (a) will require that such Third Party subcontractor operates in a manner consistent with the terms of this Agreement and (b) will remain at all times fully liable for its responsibilities hereunder. Any Third Party engaged by either Party to perform any activities under this Agreement shall have agreed to assign rights to intellectual property and Clinical Trial Data, as applicable, as is necessary to give effect to Section 7.1(b) of this Agreement.

2.10 Records. Each Party shall create and maintain, or cause to be created and maintained, current and accurate records, in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes under applicable law, which shall fully and properly reflect all work done and results achieved by such Party, its Affiliates and Third Party subcontractors under this Agreement.

Article 3
GOVERNANCE

3.1 Alliance Manager. Within [***] of the Effective Date, each Party will appoint an individual (from the Party or from any Affiliate of such Party) who possesses a general understanding of research, development and manufacturing issues to act as the facilitator of the meetings of the JSC and the first point of contact between the Parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the Parties (the “Alliance Managers”). Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

3.2 Joint Steering Committee.

(a) Formation; Composition. Within [***] of the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of [***] representatives from each Party (or appointed representatives of any Affiliate of such Party) with sufficient seniority within the applicable Party to oversee, review and coordinate the activities of the Parties under this Agreement and to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Lynk and EQRx. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC. Each meeting of the JSC will be co-chaired by [***]. The role of the chairpersons will be to convene and preside at meetings of the JSC. The chairpersons will have no additional powers or rights beyond those held by the other JSC representatives. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation of minutes.

(b) Specific Responsibilities. The JSC will:

(i) monitor the performance of the Parties’ worldwide development and commercialization of Licensed Compounds and the Licensed Products, including reviewing each Party’s Clinical Trial Data generated in its respective Territory;

(ii) facilitate the flow of information between the Parties with respect to the development and commercialization of Licensed Compounds and Licensed Products;

(iii) create, implement and review the overall strategy regarding Regulatory Approval of the Licensed Compounds and Licensed Products in each Party’s Territory;

(iv) review and approve any material submission to, or any material agreement with or material commitment made to, a Regulatory Authority with respect to a Licensed Compound or a Licensed Product;

(v) reviewing the proposed publication and presentation plans of the Parties;

(vi) resolve any disagreement between the Parties relating to this Agreement; and

(vii) perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.

(c) Meetings. During the Term, the JSC will meet [***], unless otherwise agreed to by the JSC. No later than [***] prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the chairpersons of the JSC to provide the members of the JSC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least [***] will be in person unless the Parties mutually agree in writing to waive such requirement. In-person JSC meetings will be held at locations mutually agreed upon by Lynk and by EQRx. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if at least [***] JSC members from each Party (which members do not include such Party’s Alliance Manager) are present or participating in such meeting. The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings. The Alliance Managers will send draft meeting minutes to each member of the JSC for review and approval within [***] after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [***]. Minutes will be officially endorsed by the JSC at the next JSC meeting, and will be signed by both chairpersons.

(d) Decision-Making. The representatives from each Party on the JSC will have, collectively, [***] on behalf of that Party, and all decision making will be by consensus. Disputes at the JSC will be handled in accordance with Section 3.3.

3.3 Resolution of JSC Disputes.

(a) Within the JSC. Subject to the exception specified below in this Section 3.3(a), all decisions within the JSC will be made by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible, within [***] after a Party affirmatively states that a decision needs to be made, either Party may elect to submit such issue the Parties’ Executive Officers, in accordance with Section 3.3(b).

(b) Referral to Executive Officers. If a Party makes an election under Section 3.3(a) to refer a matter to the Executive Officers, the Executive Officers will use [***] efforts, in compliance with Section 12.1, to resolve promptly such matter, which [***] efforts will include at least [***], video or telephonic meeting between such Executive Officers within [***] after the submission of such matter to them. If the Executive Officers are unable to reach consensus on any such matter within [***] after its submission to them, the matter will be decided by [***]; provided that, [***] may not unilaterally make a decision that (A) modifies a Party’s contractual rights or obligations under this Agreement or (B) conflicts with this Agreement or (C) is stated to require the mutual agreement or mutual consent of the Parties herein (or that is subject to the determination of a Party, as stated herein). In addition, no exercise by [***] of its decision-making authority can amend or waive compliance with any terms of this Agreement.

(c) [***]. In conducting themselves on the JSC, and in exercising their rights under this Section 3.3, all representatives of both Parties will consider [***] all input received from the other Party, and will use [***] to reach consensus on all matters before them. In exercising any decision-making authority granted to it under this Article 3, each Party will act based on its [***] judgment taking into consideration the best interests of the Licensed Products.

Article 4
DEVELOPMENT AND COMMERCIALIZATION

4.1 Development; Objectives. EQRx will have sole responsibility for and sole decision-making over the pre-clinical and clinical development of the Licensed Compound and Licensed Products in the Field in the EQRx Territory, and associated costs and expenses. EQRx’s high-level objectives for the development of the Licensed Compound and Licensed Products will be to conduct pre-clinical and clinical development and to commercialize Licensed Compounds and Licensed Products in the EQRx Territory in order to satisfy its diligence obligations set forth in Section 4.4. Each Party will keep the JSC informed regarding the progress of development activities in its Territory, including by providing the JSC with certain Clinical Trial Data to review.

4.2 Manufacturing. EQRx will have sole responsibility for and sole decision-making authority over all manufacturing activities and associated costs and expenses for the research, development and commercialization of Licensed Compounds and Licensed Products in the Field in the EQRx Territory.

4.3 Commercialization. EQRx will have sole responsibility for and sole decision-making over distribution, marketing, promotion, including obtaining all necessary and appropriate pricing and/or reimbursement approvals therefor in each jurisdiction within the EQRx Territory, and all other commercialization activities of the Licensed Products in the EQRx Territory for us in the Field, and will be solely responsible for the associated costs and expenses of such commercialization activities. Each Party will keep the JSC informed regarding the progress of commercialization activities in its Territory.

4.4 Diligence.

(a) EQRx will use [***] to develop and commercialize at least [***] Licensed Product in the Field in the EQRx Territory. Specifically, EQRx shall endeavor to achieve the following events within the corresponding completion times:

Milestone Event	Time Period
Submission of an IND for a Licensed Product	[***] from the Effective Date
Initiation of a Phase I or Phase Ia Clinical Trial for a Licensed Product	[***] from IND acceptance for such Licensed Product, wherein “acceptance” means a Clinical Trial may be Initiated based on such IND
Initiation of a Phase Ib or Phase II Clinical Trial for a Licensed Product	[***] from completion of Phase I or Phase Ia Clinical Trial for such Licensed Product; provided the data and information from such clinical study is sufficient to warrant proceeding to a Phase Ib or II Clinical Trial
Initiation of a Phase III Clinical Trial for a Licensed Product	[***] from completion of Phase Ib or II Clinical Trial for such Licensed Product; provided the data and information from such clinical study is sufficient to warrant proceeding to a Phase III Clinical Trial

Notwithstanding the foregoing, if, despite using [***] to do so, EQRx (i) fails to, or cannot, achieve a milestone event set forth above within the corresponding time period due to reasons outside EQRx’s control, the Parties will discuss a mutually agreed extension to the corresponding time period above and such failure will not be deemed a material breach of this Agreement by EQRx or (ii) EQRx believes it will be unable to complete a milestone event set forth above within the corresponding time period, EQRx may request in writing to Lynk that such time period be [***] extended and Lynk shall not unreasonably withhold, condition or delay consent to do so, provided such request is made at least [***] prior to the date by which such milestone is to be achieved.

(b) Each Party agrees to keep the other Party [***] informed as to the progress of such Party’s and its Affiliates’ clinical and other development activities and its regulatory activities related to the Licensed Products, including its correspondence and meetings with Regulatory Authorities and other Governmental Authorities in its Territory, by way of updates to the JSC at its meetings and as other [***] requested, to the extent such Party of its Affiliates has the right to do so.

4.5 Cooperation of the Parties. Each Party will, and will cause any of its Affiliates to, cooperate and assist with any [***] request from the other Party with respect to (i) in the case of EQRx, the [***], and (ii) in the case of Lynk, the [***], in each case ((i)-(ii), including (a) making its employees, subcontractors and other staff available to assist the other Party upon reasonable notice, (b) responding to questions raised by the other Party, and (c) making available to the other Party, in the form requested by the other Party, any and all [***] related thereto.

4.6 Development of Formulation and Process Chemistry. The Parties desire to, and will, collaborate on the research and development of formulation and process chemistry for the Licensed Compounds and Licensed Products. Promptly following the Effective Date, the Parties shall meet to discuss and agree on the terms and conditions thereof, including establishing a development plan [***]. The Parties shall share [***]. The Parties will use [***] efforts to endeavor to reflect such terms and conditions in a written amendment to this Agreement within [***] of the Effective Date.

Article 5
REGULATORY MATTERS

5.1 Regulatory Lead Responsibilities. The Regulatory Lead will be solely responsible for all regulatory matters relating to the Licensed Compounds and Licensed Products in the applicable Territory during the time such Party is the Regulatory Lead in such Territory. The Regulatory Lead will own all INDs, NDAs, Regulatory Approvals, Regulatory Materials, and related regulatory documents in the Territory with respect to such Licensed Compounds or Licensed Products (in each case, as applicable), including any drug master files maintained by such Regulatory Lead solely with respect thereto in the applicable Territory during the time such Party is the Regulatory Lead in such Territory. Upon approval of the JSC, the role of Regulatory Lead may transition from one Party to the other Party.

5.2 Assignment of Regulatory Materials. Promptly following the Effective Date, (a) Lynk will transfer and assign, or will cause the transfer or assignment, to EQRx or its designee Lynk’s, or any of its Affiliates’, entire right, title, and interest in and to all INDs, NDAs, other Regulatory Materials, and other regulatory documentation, if any, in the EQRx Territory with respect to all Licensed Compounds and Licensed Products that are owned, in-licensed, controlled or possessed by Lynk or any of its Affiliates, and (b) the Parties will complete all other transition activities within [***] of the Effective Date.

5.3 Communications with Regulatory Authorities. Each Regulatory Lead will provide the JSC for its review and discussion with a [***] with respect to the Licensed Compound and Licensed Products in the Territory for which such Party is the Regulatory Lead. The Regulatory Lead will provide such descriptions of such [***] to the JSC within [***] after receipt thereof, and as part of the [***] updates regarding development activities.

5.4 Regulatory Meetings. Each Regulatory Lead will provide the other Party with reasonable advance notice of all meetings with the Regulatory Authorities in the Territory for which it is Regulatory Lead pertaining to the Licensed Compounds and Licensed Products, or with as much advance notice as practicable under the circumstances.

5.5 Regulatory Submissions. Each Regulatory Lead will provide the other Party, through the JSC, with written notice of each of the following events with regard to the Licensed Compounds and the Licensed Products in the Territory for which such Party is the Regulatory Lead (a) within a reasonable period of time following the occurrence thereof (but in any event no later than [***] thereafter), to the extent notice was not previously provided: (i) the submission of any [***]; and (ii) [***] for Licensed Products in the applicable Territory; and (b) on a [***] basis, (i) all [***] and (ii) a summary of [***], in each case ((i) and (ii)), will be provided electronically; provided, however, that each Party will inform the other Party of such event under (a) or (b) prior to public disclosure of such event by such Party. A Party will provide the other Party, upon written request of the other Party, a copy (i.e., without translation) of [***]. In addition, the Regulatory Lead will provide the other Party with a copy of [***] for the other Party’s review and comment sufficiently in advance of the Lead Regulatory Party’s filing or submission thereof, and the Lead Regulatory Party will [***] in connection therewith.

5.6 Right of Reference. Subject to the terms of this Agreement, each Party hereby grants the other Party, any of its Affiliates or Sublicensees, access to and a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States and any foreign counterpart to such regulation, with respect to: (a) such Party’s regulatory filings and Regulatory Approvals and all related documentation (including official minutes of meetings and other correspondence related thereto), and (b) all Regulatory Data relating to such regulatory filings and Regulatory Approvals in (a) above (including safety data and CMC data contained or referenced in any regulatory filing), in each case ((a) and (b)), (i) associated with the Licensed Compounds or Licensed Products and (ii) for the sole purpose of developing, manufacturing, seeking and securing Regulatory Approval for, commercializing and otherwise Exploiting the Licensed Compounds and Licensed Product, in each case ((i) and (ii)), in the Field in the EQRx Territory, with respect to EQRx, and in the Lynk Territory, with respect to Lynk. If requested by the receiving Party, the granting Party will provide a signed statement to this effect in accordance with 21 C.F.R. §314.50(g)(3) or any foreign counterpart to such regulation.

5.7 Pharmacovigilance. The Parties will cooperate with regard to the reporting and handling of safety information involving the Licensed Compounds and Licensed Products, in each case, in accordance with the applicable laws on pharmacovigilance and clinical safety. Within such time to ensure that all regulatory requirements are met, the Parties will negotiate in [***] and enter into a Safety Data Exchange Agreement on [***] terms, which will define the pharmacovigilance responsibilities of the Parties and include safety data exchange and adverse event reporting procedures governing the exchange of information affecting the class to enable each Party to comply with all of its legal and regulatory obligations related to the Licensed Compounds or Licensed Products. EQRx will own and maintain the global safety database for all Licensed Compounds and Licensed Products.

5.8 Cost of Regulatory Affairs. [***] costs and expenses [***] incurred in connection with regulatory related activities in the [***].

Article 6
FINANCIALS

6.1 Upfront Payment. Within [***] after the Effective Date, EQRx shall pay to Lynk a one-time, non-refundable, non-creditable payment of [***].

6.2 Development and Regulatory Milestone Payments. In partial consideration for the rights granted to EQRx under this Agreement, EQRx will make the [***] milestone payments set forth in the table below to Lynk upon the first achievement of the corresponding milestone event:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]

For clarity, each milestone payment under this Section 6.2 (a) will be owed and payable to Lynk whether the milestone event triggering such payment was achieved by EQRx or any of its Affiliates or Sublicensees, and (b) is payable only once, upon the first achievement for the first Licensed Product in the EQRx Territory, notwithstanding whether such Licensed Product achieves the milestone event more than once or whether any subsequent Licensed Product achieves such milestone event. If a milestone set forth in the table above is skipped [***], such skipped milestone will be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone event. Payment for any such skipped milestone shall be due and paid concurrently with the payment for the achievement of the subsequent milestone event.

(a) Notice; Method of Payment. EQRx will provide Lynk with written notice of the achievement of the milestone event in this Section 6.2 within [***] after the achievement of the applicable milestone event by EQRx or any of its Affiliates, or within [***] after EQRx has knowledge of the achievement of the applicable milestone event by a Sublicensee. Lynk will invoice EQRx following receipt of such written notice [***] and EQRx will pay the associated milestone payment within [***] of the receipt of such invoice. Such payment will be made by wire transfer of immediately available funds into an account designated by Lynk. For the avoidance of doubt, each milestone payment set forth in this section shall not be refundable and shall not be creditable against future milestone payments, royalties or other payments to Lynk under this Agreement.

6.3 Sales Milestone Payments. In partial consideration for the rights granted to EQRx under this Agreement, EQRx will make the following [***] sales milestone payments to Lynk upon the first achievement of the corresponding milestone event:

(i) [***];

(ii) [***];

(iii) [***];

(iv) [***].

Such milestone payments shall be cumulative, such that if more than one sales milestone is achieved in a calendar year then EQRx will pay each sales milestone; however, each milestone shall be payable only once.

(a) Notice; Method of Payment. EQRx will provide Lynk with written notice of the achievement of the milestone event in this Section 6.3 within [***] after the achievement of the applicable milestone event. Lynk will invoice EQRx following receipt of such written notice [***] and EQRx will pay the associated milestone payment within [***] of the receipt of such invoice. Such payment will be made by wire transfer of immediately available funds into an account designated by Lynk.

6.4 Royalties.

(a) Net Sales Royalty. During the Royalty Term, EQRx will pay to Lynk royalties, on total annual Net Sales for all Licensed Products in the EQRx Territory during the applicable Royalty Term for a given Licensed Product in a given country at the royalty rates set forth below (the “Net Sales Royalty”):

Total Annual Net Sales of all Licensed Products in the EQRx Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

(b) Upon the expiration of the Royalty Term for a given Licensed Product in a given country, the license granted to EQRx under Section 2.1 will become fully-paid, perpetual, irrevocable and royalty-free with respect to such Licensed Product.

(c) Reports; Payment. The Net Sales Royalty calculation will be delivered in writing by EQRx to Lynk within [***] of the end of each applicable calendar year, and will include (i) the aggregate gross sales of the Licensed Product in the EQRx Territory during such calendar year, (ii) the corresponding Net Sales and the amount of the Net Sales Royalty payment payable with respect to such Net Sales, (iii) units of Licensed Products sold during such calendar year and (iv) all relevant deductions or credits due in accordance with the terms of this Agreement, and other information necessary to calculate royalty payments due under this Agreement (each, a “Net Sales Statement”). EQRx will pay the Net Sales Royalty in United States dollars by wire transfer to an account designated in writing by Lynk within [***] following the end of each applicable calendar year.

(d) Reductions. Notwithstanding the foregoing:

(i) if, pursuant to Section 6.4(a), any royalties are payable on Net Sales of a Licensed Product attributable to any country in the EQRx Territory where there is [***] (i.e., royalties are payable on Net Sales of a Licensed Product in a country on the basis of clauses (b) or (c) in the definition of Royalty Term), then the royalty rates applicable to those Net Sales of such Licensed Product for such country will be reduced [***] from those set forth in Section 6.4(a); provided, however, that such reduction shall not apply in a country to the extent EQRx abandoned or otherwise caused, intentionally or unintentionally, abandonment, expiration or lapse of all Patents within the Lynk Licensed Technology containing a Valid Claim covering the sale of such Licensed Product in such country solely in order to take advantage of such reduction.

(ii) on a country-by-country basis and Licensed Product-by-Licensed Product basis in the EQRx Territory, the Net Sales Royalty payable to Lynk for Net Sales of Licensed Product will be reduced (A) [***] of the applicable royalty rate(s) set forth in Section 6.4(a), following a launch of a Generic Product, if [***]. For clarity, such reduction will not apply for any [***] in which the market share of Generic Products does not meet either threshold in the preceding sentence. Unless otherwise agreed by the Parties, [***] or any other independent sales auditing firm reasonably agreed upon by the Parties;

(iii) in the event that either Party identifies any Patent or Know-How owned or controlled by a Third Party in a particular country or other jurisdiction that, absent a license or agreement with such Third Party, would be [***] (“Blocking IP”), it will so notify the other Party. EQRx or any of its Affiliates will have the first right, but not the obligation, to enter into an agreement with a Third Party to acquire or obtain a license, covenant not to sue or other similar right to any Blocking IP. If EQRx or any of its Affiliates enters into such agreement, [***] payable hereunder with respect to that country the amounts paid to such Third Party in respect of such agreement to the extent related to the Licensed Products; provided that such offset will not decrease the Net Sales Royalties otherwise due to Lynk by more than [***] in a calendar year; provided, further, that any deductions in excess of [***] may be carried forward to reduce subsequent amounts until all such amounts are fully deducted. If EQRx or any of its Affiliates elect not to enter into an agreement with respect to any Blocking IP, [***] (which agreement will include rights that are (sub)licensable to EQRx hereunder); provided, that (A) [***] will reserve the right in such agreement to disclose the agreement to [***] (subject to confidentiality obligations and reasonable redaction) and if requested by EQRx to otherwise grant a (sub)license to EQRx consistent with the terms herein and (B) Lynk will not [***]. Lynk will provide written notification to EQRx of [***], EQRx may elect to [***] and, upon such election, such Blocking IP will be owned or in-licensed by Lynk or any of its Affiliates and included within the Lynk Licensed Technology licensed hereunder;

(iv) in the event that a court or a governmental agency of competent jurisdiction requires EQRx or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make, use or sell a Licensed Product in a country or other jurisdiction in the EQRx Territory, then, for the purposes of calculating the royalties payable with respect to sales by EQRx, its Affiliate or Sublicensee of such Licensed Product, a percentage of the Net Sales of such Licensed Product in such country or other jurisdiction will be disregarded with such percentage being the actual loss of sales by EQRx to the compulsory licensee(s) divided by the total sales of EQRx and the compulsory licensee(s) for a given calendar year; for clarity, any reduction under this Section 6.4(d)(iv) will be calculated separately for each Licensed Product; and

(v) in no event will [***] be required to contribute to, or otherwise pay for or reimburse, [***] payments to Third Parties from which it has received (sub)licenses to Patents, Know-How or other intellectual property rights that claims or covers any Licensed Compound or Licensed Product.

(e) Net Sales Audit Rights.

(i) Lynk will have the right to engage, [***] subject to this Section 6.5, an independent public accounting firm chosen by Lynk and [***] to EQRx (which accounting firm will not be the external auditor of Lynk, will not have been hired or paid on a contingency basis and will have experience auditing pharmaceutical companies) (a “CPA Firm”) to conduct an audit of EQRx for the purposes of confirming EQRx’s compliance with the Net Sales Royalty provisions of this Agreement.

(ii) The CPA Firm will be given access to and will be permitted to examine such books and records of EQRx as it will reasonably request, upon [***] prior written notice having been given by Lynk, during regular business hours, for the sole purpose of determining compliance with the Net Sales Royalty provisions of this Agreement. Prior to any such examination taking place, the CPA Firm will enter into a confidentiality agreement reasonably acceptable to EQRx with respect to the Know-How to which they are given access and will not contain in its report or otherwise disclose to Lynk or any Third Party any information labeled by EQRx as being confidential customer information regarding pricing or other competitively sensitive proprietary information.

(iii) Lynk and EQRx will be entitled to receive a full written report of the CPA Firm with respect to its findings and Lynk will provide, without condition or qualification, EQRx with a copy of the report, or other summary of findings, prepared by such CPA Firm promptly following Lynk’s receipt of same. In the event of any dispute between Lynk and EQRx regarding the findings of any such inspection or audit, the Parties will initially attempt in [***] to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within [***] after delivery to both Parties of the CPA Firm’s report, each Party will select an independent certified public accounting firm (other than the CPA Firm), and the two firms chosen by the Parties will choose a third independent certified public accounting firm which will resolve the dispute, and such accounting firm’s determination will be binding on both Parties, absent manifest error by such accounting firm.

(iv) Within [***] days after completion of the CPA Firm’s audit, EQRx will pay to Lynk any deficiency in the Net Sales Royalty amount determined by the CPA Firm. If the report of the CPA Firm shows that EQRx overpaid, then EQRx will be entitled to off-set such overpayment against any Net Sales Royalty then owed to Lynk. If no royalty is then owed to Lynk, then Lynk will remit such overpayment to EQRx. If the report of the CPA Firm shows a discrepancy between the amount of the royalty to which Lynk is entitled and the Net Sales Royalty amount reflected by EQRx in the Net Sales Statement in Lynk’s favor, then in addition to the payment of the shortfall in the Net Sales Royalty amount, and if such discrepancy exceeds the greater of [***] and [***] of the amount audited, then the fees and expenses of the CPA Firm in performing such audit will be paid by EQRx.

(v) Lynk’s exercise of its audit rights under this Section 6.4(e) may not (A) be conducted for any [***] more than [***] after the end of such [***] to which such books and records pertain, (B) be conducted more than once in any [***] period (unless a previous audit during such [***] period revealed a material underpayment with respect to such period), or (C) be repeated for any [***].

6.5 Payments; Books and Records; Audit Rights

(a) Payment Method. All payments to be made under this Agreement shall be made in U.S. Dollars. If any currency conversion is required, such conversion shall be made based on the central parity rate of the Chinese Yuan against the U.S. Dollar published by the State Administration of Foreign Exchange of China on the date on which the applicable payment is due hereunder. All payments hereunder shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due.

(b) Overdue Payments. If any amounts payable under this Agreement are not paid when due, such outstanding amounts shall accrue interest (from the date such amounts were due through and including the date upon which full payment is made) at the prime rate as reported by Wall Street Journal (Internet Edition) on the date such payment is due, plus an additional [***] per annum, or the maximum rate permitted by Applicable Law, whichever is less. This section shall not limit any other remedies available to the Parties.

(c) Taxes. If laws or regulations require withholding by the paying Party (the “Payor”) of any taxes imposed on account of any royalties or other payments paid under this Agreement, such taxes shall be deducted by the Payor as required by law from such payment and shall be paid by Payor to the proper taxing authorities. Official receipts of payment of any withholding tax shall be secured and sent to the receiving Party as evidence of such payment. The Parties will exercise Commercially Reasonable Efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty, and shall cooperate in filing any forms required for such reduction.

(d) Records. EQRx shall keep and shall cause its Affiliates to keep complete, true and accurate books of accounts and records sufficient to determine the amounts payable to Lynk pursuant to this Agreement. Such books and records shall be kept for at least [***] following the end of the [***] to which they pertain. Such records will be open for inspection during such [***] period in accordance with Section 6.4(e). Such inspections may be made no more than [***] each calendar year, at reasonable times and on reasonable prior written notice, except for cause. Such records for any particular calendar quarter shall be subject to no more than one inspection. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection.

6.6 No Other Compensation. Other than as explicitly set forth (and as applicable) in this Agreement, neither EQRx nor any of its Affiliates will be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to or on behalf of Lynk or any of its Affiliates under this Agreement.

6.7 Right to Set-off. Either Party will have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or any of its Affiliates) from the other Party (or any of its Affiliates) under this Agreement.

6.8 Other Amounts Payable. With respect to any amounts owed under this Agreement by a Party to the other Party for which no other invoicing and payment procedure is specified in this Agreement, the payee Party will provide an invoice, together with reasonable supporting documentation, to the paying Party for such amounts owed. The paying Party will pay any undisputed amounts within [***] after receipt of the invoice, and will pay any disputed amounts owed by the paying Party within [***] of resolution of the dispute.

Article 7
INTELLECTUAL PROPERTY

7.1 General.

(a) Background Technology. As between the Parties, and except with respect to any Arising IP, which is addressed in Section 7.1(b), (a) Lynk will retain all right, title and interest in and to any Patents, Know-How, and other intellectual property rights owned or in-licensed by Lynk or any of its Affiliates during the Term, and (b) EQRx will retain all right, title and interest in and to any Patents, Know-How, and other intellectual property rights owned or in-licensed by EQRx or any of its Affiliates during the Term.

(b) Arising IP.

(i) Ownership will follow inventorship for (A) any and all Know-How developed, created, conceived or reduced to practice during the Term solely by or on behalf of a Party or any of its Affiliates in connection such Party’s activities under this Agreement and (B) any Patent claiming any such Know-How described in clause (A) (collectively ((A)-(B)), “Arising IP”), with inventorship being determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Arising IP invented solely by or on behalf of Lynk or any of its Affiliates will be solely owned by Lynk or any of its Affiliates (“Lynk Arising IP”), Arising IP invented solely by or on behalf of EQRx or any of its Affiliates will be solely owned by EQRx or any of its Affiliates (“EQRx Arising IP”), and Arising IP invented jointly by Lynk or any of its Affiliates and EQRx or any of its Affiliates will be jointly owned by both Parties (“Joint Arising IP”).

(ii) Lynk will promptly disclose to EQRx any Lynk Arising IP or Joint Arising IP, as applicable, developed, created, conceived or reduced to practice by or on behalf of Lynk or any of its Affiliates that are necessary or useful to Exploit Licensed Compounds or Licensed Products in the Field in the EQRx Territory.

(iii) EQRx will promptly disclose to Lynk any EQRx Arising IP or Joint Arising IP, as applicable, in each case, that constitutes an EQRx Improvement and is developed, created, conceived or reduced to practice by or on behalf of EQRx or any of its Affiliates.

(iv) Each Party will have an [***] interest in and to the Joint Arising IP. Each Party will exercise its ownership rights in and to such Joint Arising IP, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement. At the [***] written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Arising IP. Each Party, for itself and on behalf of any of its Affiliates, licensees and Sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party a joint and undivided interest in and to all Joint Arising IP.

(c) This Agreement will be understood to be a joint research agreement in accordance with 35 U.S.C. §102(c) to develop and commercialize Licensed Compounds and Licensed Products.

7.2 Prosecution, Maintenance & Enforcement of Arising IP.

(a) EQRx Arising IP. EQRx will have the sole right, responsibility and discretion to file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office), maintain and enforce intellectual property rights pertaining to the EQRx Arising IP at its sole cost and expense.

(b) Prosecution & Maintenance of Lynk Licensed Technology and Joint Arising IP.

(i) From and after the Effective Date, (A) EQRx will, through outside counsel mutually acceptable to the Parties and directed by EQRx, control the preparation of, filing for, and prosecution and maintenance of (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office) intellectual property rights pertaining to the Lynk Licensed Technology (other than Joint Arising IP) and Joint Arising IP in the EQRx Territory as well as filing for any patent term extensions or similar protections in the EQRx Territory, subject to Section 7.7, [***] and (B) Lynk will, through outside counsel mutually acceptable to the Parties and directed by Lynk, control the preparation of, filing for, and prosecution and maintenance of (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office) intellectual property rights pertaining to the Lynk Licensed Technology (other than Joint Arising IP) and Joint Arising IP in the Lynk Territory, [***] (each controlling Party, the “Prosecuting Party”).

(ii) The Prosecuting Party will provide the other Party copies of and a reasonable opportunity to review and comment upon the text of the applications relating to Patents with the Lynk Licensed Technology, EQRx Arising IP that constitutes EQRx Improvements, and Joint Arising IP (collectively, “Cooperative Patent Rights”) in its Territory. The Prosecuting Party will provide the other Party with a copy of each application for a Cooperative Patent Right as filed in its Territory, together with notice of its filing date and application number. The Prosecuting Party will keep the other Party advised of the status of all material communications, actual and prospective filings or submissions regarding Cooperative Patent Rights in its Territory, and will give the other Party copies of and a reasonable opportunity to review and comment on any such communications, filings and submissions proposed to be sent to any patent office or judicial body. The Prosecuting Party will reasonably consider in good faith the other Party’s comments on the communications, filings and submission for the Cooperative Patent Rights in its Territory. The non-Prosecuting Party will provide the Prosecuting Party any cooperation or assistance reasonably requested by the Prosecuting Party in connection with such filing, prosecution and maintenance (including defending or prosecuting office actions, prosecutions or interferences), and the [***]. If the Prosecuting Party declines to file for, prosecute or maintain (including defending or prosecuting office actions, prosecutions or interferences) any Cooperative Patent Right in its Territory, it will give the other Party [***] notice thereof and thereafter, the other Party may, upon written notice to the Prosecuting Party and [***], control the filing for, prosecution and maintenance of such Cooperative Patent Right thereafter in accordance with this Section 7.2(b)(i), mutatis mutandis.

(iii) Within [***] after the Effective Date, Lynk will (to the extent not previously provided) (A) provide EQRx, at no charge, with copies of all documents (including file histories and then current dockets) for the applicable Cooperative Patent Rights that are in the file maintained by Lynk’s in-house or outside patent counsel for such Cooperative Patent Rights in the EQRx Territory or otherwise available to Lynk, including any communications, filings and drafts as well as written notice of any pending deadlines or communications for such Cooperative Patent Rights (provided, however, that Lynk will provide notice of pending deadlines as promptly as possible after the Effective Date so as to ensure adequate time and coordination with respect to such deadlines), and (B) execute and deliver any legal papers reasonably requested by EQRx to effectuate transfer of control of the filing, prosecution and maintenance of the Cooperative Patent Rights in the EQRx Territory (excluding papers that transfer any right, title or interest in or to the Cooperative Patent Rights other than such control). In the event Lynk assumes control of the preparation of, filing for, and prosecution and maintenance (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office) in the EQRx Territory with respect to any Cooperative Patent Rights pursuant to Section 7.2(b)(i), then EQRx will (1) provide Lynk with copies of any relevant communications, filings, drafts and documents not previously provided to Lynk as well as written notice of any pending deadlines or communications applicable thereto, and (2) execute and deliver any legal papers reasonably requested by Lynk to effectuate transfer of control of the filing, prosecution and maintenance of such Cooperative Patent Rights (excluding papers that transfer any right, title or interest in or to the Cooperative Patent Rights other than such control).

(iv) Each Party will reasonably cooperate with the other Party in the filing, prosecution, defense, and maintenance of the Cooperative Patent Rights. Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review applications and other filings, and requiring inventors, subcontractors, employees and consultants and agents of such Party and any of its Affiliates, and for the Prosecuting Party and any of its Affiliates and Sublicensees, to execute all documents, as reasonable and appropriate so as to enable the prosecution and maintenance of any such Cooperative Patent Rights.

7.3 Defense and Settlement of Third Party Claims.

(a) Notice; Control of Defense. From and after the Effective Date, if the Exploitation of a Licensed Compound or Licensed Product in the Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Lynk or EQRx (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. If the Infringement action is asserted (a) in the EQRx Territory, EQRx will have the first right to defend against any such assertions at EQRx’s sole cost and (b) in the Lynk Territory, Lynk will have the first right to defend against any such assertions [***] (such defending Party, the “Defending Party”). The Defending Party will have the first right to control the defense of any such Third Party claims at its sole cost and expense and to elect to settle such claims (except as set forth below). The other Party or any of its Affiliates will assist the Defending Party and cooperate in any such litigation at the Defending Party’s request, and the [***]. The other Party may join any defense pursuant to this Section 7.3, with its own counsel, [***].

(b) Settlement. The Defending Party or any of its Affiliates may [***], (i) make any admissions or assert any position in such Infringement Action, in a manner that could adversely affect the Exploitation of a Licensed Compound and/or Licensed Product in the other Party’s Territory, (ii) impose any liability or obligation on the other Party or any of its Affiliates or (iii) conflict with or reduce the scope of the subject matter claimed in a Patent licensed by the other Party to such Party under this Agreement. Should the Defending Party fail to defend against any such assertion, the other Party will have the right to do so, [***]. The Defending Party will assist the other Party and reasonably cooperate in any such litigation at the other Party’s request, and [***]. The Defending Party may join any such defense brought by the other Party pursuant to this Section 7.3, with its own counsel, [***]. The other Party or any of its Affiliates [***]. Each Party will give the other Party prompt written notice of any allegation by any Third Party that a Patent or other right owned by it is infringed by the Exploitation of any Licensed Compound or Licensed Product in such Party’s Territory. For the avoidance of doubt, EQRx will be entitled to set off any amounts due to Lynk hereunder against payments owing by EQRx to Lynk.

7.4 Enforcement.

(a) Notice. In the event that (i) Lynk or EQRx becomes aware of any actual or suspected infringement of any Cooperative Patent Right, (ii) any such Cooperative Patent Right is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or re-examinations, which are addressed in Section 7.2(b)) or (iii) Lynk or EQRx receives a Notice of Paragraph IV Patent certification as described in Section 7.7(c), such Party will notify the other Party promptly, and following such notification, the Parties will confer.

(b) Enforcement Actions. EQRx will have the first right, but will not be obligated, to defend any such action or proceeding in the EQRx Territory or bring an infringement action with respect to such infringement in the EQRx Territory at its own expense, in its own name and entirely under its own direction and control, or settle any such action or proceeding by sublicense (including, at EQRx’s sole discretion, granting a sublicense, covenant not to sue or other right with respect to a compound or product (including a Generic Product) in the Field in the EQRx Territory). Lynk or any of its Affiliates will reasonably assist EQRx in any action or proceeding being defended or prosecuted if so requested, and will be named in or join such action or proceeding if reasonably requested by EQRx. If Lynk elects to be represented by legal counsel, EQRx will bear all of Lynk’s related and reasonable legal costs and expenses if Lynk is required to be named in or joined in such action or proceeding or is joined in such action or proceeding at EQRx’s request. In the event that EQRx fails to initiate defense in any such action or proceeding in the EQRx Territory or bring an infringement action with respect to such infringement in the EQRx Territory [***] after a request by Lynk to initiate such action, Lynk will have the right, but not the obligation, to initiate and conduct the requested Enforcement Action with respect to such Infringement in its sole discretion and [***].

(c) Damages. Any damages or other monetary awards received with respect to an enforcement action in the Territory as set forth in this Section 7.4 shall be allocated [***]. Any amounts remaining shall be shared as follows: [***].

7.5 Trademarks. A Party will solely own all right, title and interest in and to any trademarks adopted for use with the Licensed Products in the Party’s Territory, and will be responsible for the registration, filing, maintenance and enforcement thereof. Neither a Party nor any of its Affiliates will at any time do or authorize to be done any act or thing which is likely to materially impair the rights of the other Party in the other Party’s Territory, and will not at any time claim any right of interest in or to such marks or the registrations or applications therefor. Neither a Party nor any of its Affiliates will use the other Party’s or any of its Affiliates’ trademarks or any confusingly similar trademarks in a manner that might amount to infringement, dilution, unfair competition or passing off of any of the other Party’s or any of its Affiliates’ trademarks without the other Party’s consent.

7.6 Patent Marking; License Recordation. Each Party will mark, and cause its Affiliates and Sublicensees to mark all patented Licensed Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations to enable recovery of all damages or remedies available with respect to infringement in such Party’s Territory. In addition, in those countries or region of the EQRx Territory where a license must be recorded, on EQRx’s written request and [***] the Parties will cooperate in the preparation and execution of a form of license agreement appropriate for recordation purposes (on terms that are consistent with, and no broader or more onerous than, the terms of this Agreement) and EQRx will arrange for the recordation of such license agreement with the appropriate Governmental Authority, promptly following execution of any such form of license.

7.7 Patent Extensions; Orange Book Listings; Patent Certifications.

(a) Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the EQRx Territory with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, EQRx will have the sole right and will use Commercially Reasonable Efforts to file for patent term extension or supplemental protection certificates or their equivalents and to determine which issued patent to extend. Lynk and any of its Affiliates will reasonably cooperate with EQRx so as to enable EQRx to exercise its rights under this Section 7.7(a). Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review any filings, and requiring inventors, subcontractors, employees, consultants and agents of Lynk or any of its Affiliates to execute all documents, as reasonable and appropriate so as to enable EQRx to exercise its rights under this Section 7.7(a).

(b) Regulatory Exclusivity and Orange Book Listings. With respect to regulatory exclusivity periods (such as orphan drug exclusivity and any available pediatric extensions), EQRx will have the sole right and will use Commercially Reasonable Efforts to seek and maintain all such regulatory exclusivity periods that may be available for the Licensed Products in the Field in the EQRx Territory. EQRx will have the sole right to make all filings in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) and all equivalents in any country in the EQRx Territory with respect to the Licensed Products in the Field in the EQRx Territory.

(c) Notification of Patent Certification. Lynk and EQRx will each notify and provide the other Party with copies of any notice of a Paragraph IV Patent Certification (including any associated documents) by a Third Party filing an ANDA, an application under §505(b)(2) of the FD&C Act (as amended or any replacement thereof), or any other similar patent certification by a Third Party, and any foreign equivalent thereof in the EQRx Territory. Such notification and copies will be provided to the other Party within [***] after receipt of such notification and will be sent to the address set forth in Section 13.3.

Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants, as applicable, as a material inducement for such other Party’s entry into this Agreement, as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) Bankruptcy; Insolvency. It is not aware of any action or petition, pending or otherwise, for bankruptcy or insolvency of such Party or any of its Affiliates or subsidiaries in any state, country or other jurisdiction, and it is not aware of any facts or circumstances that could result in such Party becoming or being declared insolvent, bankrupt or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business.

(e) No Debarment. Such Party is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FD&C Act. In the course of the research or development of the Licensed Compound or Licensed Products, such Party has not, to its knowledge, used prior to the Effective Date, and will not use, during the Term, any employee, consultant, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.

(f) Compliance with Applicable Law. Each Party will comply with all applicable law in the course of performing its obligations or exercising its rights pursuant to this Agreement.

8.2 Representations, Warranties and Covenants by Lynk. Lynk hereby represents and warrants:

(a) No IP Conflicts. Neither Lynk nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest or claim in or to, any Lynk Licensed Technology to any Third Party that would conflict with the licenses and other rights granted to EQRx under this Agreement. To the knowledge of Lynk, all intellectual property rights owned or in-licensed by Lynk and any of its Affiliates that are reasonably necessary for the Exploitation of the Licensed Compounds or Licensed Products are included in the Lynk Licensed Technology. Following the Effective Date, Lynk will not, and will cause its Affiliates not to, enter into any agreement with any Affiliate or Third Party that conflicts with or contradicts the terms and conditions set forth in this Agreement, including any agreement that would limit the grant of licenses or rights hereunder to the Lynk Licensed Technology. All Lynk Licensed Technology existing as of the Effective Date and listed on Schedule 8.2(d) is exclusively owned by Lynk or any of its Affiliates or exclusively in-licensed by Lynk or any of its Affiliates, and is free and clear of any (i) liens, charges, security interests, and encumbrances or licenses and (ii) claims or covenants that would conflict with or limit the scope of any of the rights or licenses granted to EQRx hereunder, or would give rise to any Third Party claims for payment against EQRx or any of its Affiliates.

(b) No Notice of Infringement or Misappropriation. (i) Neither Lynk nor any of its Affiliates have received or is aware of any written notice from any Third Party asserting or alleging that any research, development, use, manufacture, sale, offer for sale, importation or exportation of Lynk Licensed Technology, the Licensed Compounds or Licensed Products has infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of any Third Party, and (ii) no claim is pending, and Lynk and any of its Affiliates and, to Lynk’s knowledge, any Third Party collaborator, has not received from a Third Party notice of a claim or threatened claim to the effect that any granted Patent rights within the Lynk Licensed Technology licensed to EQRx under this Agreement is invalid or unenforceable. Additionally, to Lynk’s knowledge, there is no unauthorized use, infringement or misappropriation of any Lynk Licensed Technology by any Third Party as of the Effective Date.

(c) No Misappropriation. To the knowledge of Lynk, (i) the development, creation, conception and reduction to practice of any inventions and the use, development, creation, conception and reduction to practice of any other Know-How within Lynk Licensed Technology have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party, and (ii) no employee, consultant, agent or independent contractor of Lynk, any of its Affiliates, or Third Party, has misappropriated any Lynk Licensed Technology. To the knowledge of Lynk, no issued Patent of a Third Party would be infringed by Lynk Licensed Technology or the Exploitation of the Licensed Compounds or Licensed Products under this Agreement.

(d) Licensed Technology. All Existing Patents are listed on Schedule 8.2(d). All Existing Patents existing as of the Effective Date have been and are being diligently prosecuted in the respective patent offices in the EQRx Territory in accordance with applicable law, have been and are being diligently filed and maintained and all applicable fees have been paid on or before the due date for payment, and to the knowledge of Lynk and any of its Affiliates, are not invalid or unenforceable, in whole or in part. The Existing Patents represent all Patents owned or in-licensed by Lynk and any of its Affiliates as of the Effective Date that are reasonably necessary for the Exploitation of the Licensed Compounds or Licensed Products. To the knowledge of Lynk, there is no Know-How owned or in-licensed by Lynk or any of its Affiliates as of the Effective Date that is necessary for the Exploitation of the Licensed Compounds or Licensed Products that is not within the Lynk Licensed Technology.

(e) Disclosure of Know-How. To the knowledge of Lynk, all Know-How and data provided by or on behalf of Lynk or any of its Affiliates to EQRx or its agents or representatives prior to or on the Effective Date with respect to this Agreement was and is true, accurate and complete in all material respects, and Lynk has not disclosed, failed to disclose or caused to be disclosed any Know-How or data that could reasonably be expected to be untrue, inaccurate and incomplete in any material respect.

(f) Third Party Agreements. Neither Lynk nor any of its Affiliates have entered into any agreements with Third Parties with respect to the Lynk Licensed Technology or the Licensed Compounds, other than agreements with subcontractors relating to the Exploitation of the Licensed Compounds or Licensed Products.

(g) Licensed Compounds. Lynk has disclosed to EQRx all compounds that Lynk or any of its Affiliates owns or in-licenses, as of the Effective Date, that meet the definition of “Licensed Compound” hereunder.

(h) Lynk Assignment. As of the Effective Date, Lynk or any of its Affiliates have secured from all inventors who have contributed to the development, creation, conception or invention of any of the Lynk Licensed Technology a written agreement assigning to Lynk or any of its Affiliates all rights to such developments, creations, conceptions or inventions, or Lynk Licensed Technology and such Affiliates have assigned such rights to Lynk, and neither Lynk nor any of its Affiliates has received any written communication challenging Lynk’s ownership or right to the Lynk Licensed Technology.

(i) All Material Information Furnished. As of the Effective Date, Lynk has furnished or made available to EQRx or its agents or representatives all material information that is in Lynk’s or any of its Affiliates’ possession concerning the safety or efficacy of the Licensed Compounds and Licensed Products, and all material regulatory filings and other material correspondence with Regulatory Authorities relating to any such Licensed Compound or Licensed Product, and such information is accurate, complete and true in all material respects.

(j) Conduct of Research and Development. As of the Effective Date, Lynk and its Affiliates have conducted all research and development of Licensed Compounds and Licensed Products in accordance with all applicable law.

8.3 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS Article 8, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 9
INDEMNIFICATION

9.1 Indemnification by Lynk. Subject to the remainder of this Article 9, Lynk will defend, indemnify, and hold EQRx, its Affiliates, subcontractors and Sublicensees, and its and their respective officers, directors, employees, and agents (the “EQRx Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees, expenses or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such EQRx Indemnitees, all to the extent resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party against such EQRx Indemnitee that arise from or occur as a result of: [***]; excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts for which EQRx has an obligation to indemnify any Lynk Indemnitee pursuant to Section 9.2.

9.2 Indemnification by EQRx. Subject to the remainder of this Article 9, EQRx will defend, indemnify, and hold Lynk, its Affiliates, subcontractors, licensees and Sublicensees, and each of their respective officers, directors, employees, and agents (the “Lynk Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees, expenses or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Lynk Indemnitees, all to the extent resulting from any claims, suits, proceedings or causes of action brought by or on behalf of such Third Party against such Lynk Indemnitee that arise from or occur as a result of: [***]; excluding, in each case ((a), (b) and (c)), any damages or other amounts for which Lynk has an obligation to indemnify any EQRx Indemnitee pursuant to Section 9.1.

9.3 Indemnification Procedures. The Party claiming indemnity under this Article 9 (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 9.1 or Section 9.2, as applicable, will be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in actual prejudice to the Indemnifying Party; provided, however, that the failure by an Indemnified Party to give such notice or otherwise meet its obligations under this Section 9.3 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement. At its option, the Indemnifying Party may assume the defense and have exclusive control, at its own expense, of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [***] after receipt of the notice of the Claim. The assumption of defense of the Claim will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor will it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party will have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party will not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. The Indemnified Party will not settle any such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 9 to obtain indemnification from the Indemnifying Party.

9.4 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY CLAIMS ARISING HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 OR SECTION 9.2, (B) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, OR (C) DAMAGES AVAILABLE TO A PARTY FOR A BREACH BY THE OTHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS UNDER Article 10.

9.5 Insurance. During the Term, each Party will obtain and maintain, at its individual sole expense, the following minimum required insurance: comprehensive general liability insurance, products liability insurance and clinical trials insurance, in a form and having liability limits standard and customary for entities in the biopharmaceutical industry based on such Party’s activities, Territory, and indemnification obligations under this Agreement, as applicable. Each Party is required to obtain and maintain clinical trial insurance only for those trials they are sponsoring. Each Party will also maintain any mandatory insurance, including but not limited to workers compensation coverage, in accordance with all applicable laws and regulations. Each Party will ensure continuity of coverage for claims which may be presented during the [***]. Each Party will furnish to the other Party, on request, certificates of insurance evidencing the minimum required insurance, including notice of cancellation to be provided in accordance with the terms of the insurance policies. Each Party further agrees to provide written notice to the other within [***] of becoming aware of any material change which prevents compliance with the foregoing insurance obligations.

Article 10
CONFIDENTIALITY

10.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, during the Term and for [***] thereafter, the Parties agree that the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information and materials furnished to it by or on behalf of the other Party or any of its Affiliates or generated pursuant to this Agreement (collectively, “Confidential Information”). For clarity, Confidential Information of a Party or any of its Affiliates will include, without limitation, all information and materials disclosed by such Party or any of its Affiliates or their respective designees that (a) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (b) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Know-How disclosed orally will not be required to be identified as such to be considered Confidential Information. The terms of this Agreement will be deemed to be the Confidential Information of both Parties. Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information (a) was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement, (d) was independently developed by the receiving Party as demonstrated by written documentation prepared contemporaneously with such independent development; or (e) was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

10.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but of shorter duration, if customary): (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder, (ii) to the extent such disclosure is reasonably necessary or useful in conducting Clinical Trials under this Agreement; or (iii) to actual or potential (sub)licensees, acquirers or assignees, collaborators, investment bankers, investors or lenders, or; (b) to the extent such disclosure is to a governmental authority as reasonably necessary in filing or prosecuting Patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for the Licensed Compounds or Licensed Products, or otherwise required by applicable law; provided, however, that if a Party is required by applicable law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and will only disclosed that Confidential Information that is required to be disclosed; (c) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement, or (d) to the extent mutually agreed to by the Parties in writing. For clarity, neither Party shall be permitted to release a press release announcing the execution of this Agreement without the consent of the other Party. Each Party acknowledges and agrees that the other Party may submit this Agreement to the U.S. Securities and Exchange Commission or China Securities Regulatory Commission and if a Party does submit this Agreement to either agency, such Party agrees to consult with the other Party with respect to the preparation and submission of, a confidential treatment request for this Agreement. If a Party is required by applicable law to make a disclosure of the terms of this Agreement in a filing with or other submission to such agency, and (A) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (B) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (C) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such Party will have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by applicable law. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure to the U.S. Securities and Exchange Commission or China Securities Regulatory Commission as set forth in this Section 10.2, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith (1) consider incorporating such comments and (2) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party. Each Party will have the right to issue additional press releases or to make public disclosures with the prior written agreement of the other Party.

10.3 Prior Agreement. This Agreement supersedes the Existing Nondisclosure Agreement. All confidential information exchanged between the Parties under the Existing Nondisclosure Agreement will be deemed Confidential Information of the disclosing Party and will be subject to the terms of this Agreement.

10.4 Publications. Except as required by applicable law or court order, any publication or presentation concerning the activities conducted under this Agreement, the Licensed Compounds or the Licensed Products will be subject to the oversight, guidelines and approval of the JSC. The JSC will establish, [***] guidelines that require: (a) each Party’s timely review of all such publications or presentations, (b) protection of Confidential Information and coordination with EQRx or Lynk prior to any disclosure of patentable subject matter, (c) that all such publications and presentations are consistent with good scientific practice and accurately reflect work done and the contributions of the Parties, and (d) that no such publication or presentation be made except to the extent approved by the JSC in advance in writing. Unless otherwise mutually agreed upon by the Parties, (i) the Party desiring to publish or present any publication or presentation concerning the activities to be conducted hereunder (the “Publishing Party”) will transmit to the other Party (the “Reviewing Party”) for review and comment a copy of the proposed publication or presentation, at least [***] prior to the proposed submission of the publication or presentation to a Third Party; and (ii) the Publishing Party will postpone the publication or presentation upon request by the Reviewing Party in order to allow the consideration of appropriate patent applications or other protection on information contained in the publication or presentation. The Parties agree that following the dissolution of the JSC pursuant to Section 3.2(c), the restrictions in this Section 10.4 will be of no further force and effect, and all publications and presentations concerning the activities conducted under this Agreement will be subject to EQRx’s approval.

10.5 Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the receiving Party and the disclosing Party will have the right to assert such protections and privileges.

Article 11
TERM AND TERMINATION

11.1 Term. This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article 11, will continue in full force and effect until expiration of the last applicable Royalty Term (the “Term”); provided that upon the expiration of the Royalty Term for a given Licensed Product in a given country, the license granted to EQRx under Section 2.1 with respect to such Licensed Product in such country will become exclusive, perpetual, irrevocable, fully paid-up, and royalty-free.

11.2 Termination by EQRx. EQRx will have the right [***] to terminate this Agreement upon [***] prior written notice to Lynk.

11.3 Termination for Breach or Insolvency.

(a) Termination by Lynk. Lynk will have the right to terminate this Agreement in its entirety upon written notice to EQRx if EQRx materially breaches its obligations under this Agreement and, after receiving written notice from Lynk identifying such material breach by EQRx in reasonable detail, fails to cure such material breach within [***] from the date of such notice (or, if such breach cannot be cured within [***] from the date of such notice, if EQRx has not commenced or is not [***] continuing in [***] efforts to cure such breach).

(b) Termination by EQRx. Subject to Section 11.3(c), EQRx will have the right to terminate this Agreement in its entirety upon written notice to Lynk if Lynk materially breaches its obligations under this Agreement and, after receiving written notice from EQRx identifying such material breach by Lynk in reasonable detail, fails to cure such material breach within [***] from the date of such notice (or, if such breach cannot be cured within [***] from the date of such notice, if Lynk has not commenced or is not [***] continuing in [***] efforts to cure such breach).

(c) Alternative to Termination Under Section 11.3(b). Notwithstanding any other provisions of this Agreement and in addition to the deductions otherwise permitted under this Agreement, (i) if EQRx has the right to terminate this Agreement under Section 11.3(b) (including expiration of all applicable cure periods thereunder), in lieu of exercising such termination right, EQRx may elect by written notice to Lynk before the end of such applicable cure period to have this Agreement continue in full force and effect and instead have, starting immediately after the end of such applicable cure period, any future milestone payment set forth in Section 6.2 and the royalty rates set forth in the table in Section 6.4 as applied to any future Net Sales be reduced by a percentage agreed to by the Parties.

(d) Insolvency. If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of applicable law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process and not released within [***] thereafter; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement upon written notice to the extent permitted under applicable law.

11.4 Termination for Patent Challenge. If the applicable Licensee or any of its Affiliates directly or indirectly brings, assumes or participates in, or knowingly, willfully or recklessly assists in bringing a Patent Challenge, then (a) in the event EQRx is the applicable Licensor, EQRx may terminate this Agreement in its entirety immediately upon written notice to Lynk, and (b) in the event Lynk is the applicable Licensor, Lynk may terminate this Agreement in its entirety immediately upon written notice to EQRx. For the avoidance of doubt, any participation by the Licensee, any of its Affiliates or its or their employees in any claim, challenge or proceeding that the Licensee or such Affiliates or such employees are required to participate in pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of the Licensee or such Affiliates or such employees shall not constitute a Patent Challenge under this Section 11.4 and shall not give rise to Licensor’s right to terminate any license hereunder.

11.5 Effects of Termination.

(a) Upon termination of this Agreement by EQRx under Section 11.2 or Section 11.3(b) or by Lynk under Section 11.3(a) or by either Party pursuant to Section 11.3(d) or 11.4, the following will apply (in addition to any other rights and obligations under this Article 11):

(i) Licenses. Except as set forth otherwise in this Section 11.5, all licenses granted in Article 2 will terminate.

(ii) Confidential Information. Each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates, Sublicensees or subcontractors), except that such Party will have the right to retain one (1) copy of intangible Confidential Information of such other Party for legal purposes.

(iii) Transition. In accordance with the terms of this Section 11.5(a), EQRx shall use Commercially Reasonable Efforts to cooperate with Lynk and/or its designee to effect a smooth and orderly transition with respect to the development, manufacture, and commercialization of the Licensed Compounds and Licensed Products in the EQRx Territory.

(iv) Development. In the event there are any on-going Clinical Trials of the Licensed Products in the EQRx Territory following the effective date of termination, at Lynk’s request, EQRx agrees to promptly transition such Clinical Trials to Lynk (or its designee) and/or to wind-down any such on-going Clinical Trial to the extent so requested by Lynk, for a period requested by Lynk up to a [***]. EQRx shall continue to conduct any such Clinical Trials pursuant to this Section 11.5(a)(iv) in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing provisions of this Section 11.5(a), the licenses granted to EQRx hereunder shall survive for such time period to permit EQRx to conduct or wind-down any such Clinical Trial.

(v) Commercialization and Supply.

(A) To avoid a disruption in the supply of Licensed Products to patients in the Territory, if this Agreement is terminated after EQRx’s First Commercial Sale in the EQRx Territory, then to the extent requested by Lynk, EQRx and its Affiliates and Sublicensees shall continue to distribute (but shall not be obligated to market or promote) the Licensed Product in each country of the EQRx Territory for which Regulatory Approval therefor has been obtained, in accordance with the terms and conditions of this Agreement, until the date on which Lynk notifies EQRx in writing that Lynk has secured an alternative distributor or licensee for such Licensed Products in the EQRx Territory, but in no event for [***] (the “Wind-down Period”); provided that EQRx, its Affiliates and Sublicensees shall cease such activities, or any portion thereof, upon [***] notice by Lynk requesting that such activities (or portion thereof) be ceased. Notwithstanding any other provision of this Agreement, during the Wind-down Period, EQRx’s and its Affiliates’ and non-Affiliate Sublicensees’ rights with respect to Licensed Compounds and Licensed Products in the EQRx Territory shall be non-exclusive and Lynk shall have the right to engage [***] other distributor(s) and/or licensee(s) of a Licensed Compound and Licensed Products in the EQRx Territory. Any Licensed Products sold by EQRx, its Affiliates and/or Sublicensees, in the EQRx Territory during the Wind-down Period shall be subject to royalties and milestone payments under Section 6.3 and Section 6.4. The obligations set forth in this Section 11.5(a)(iv) shall not apply in any country or jurisdiction in which, as of the effective date of termination of this Agreement, the Royalty Term with respect to the applicable Licensed Product has expired or in which a Generic Product is on the market. Within [***] of expiration of the Wind-down Period, EQRx shall notify Lynk of any quantity of Licensed Compounds and/or Licensed Products remaining in EQRx’s inventory and Lynk shall have the option, upon notice to EQRx, to repurchase any such quantities of Licensed Compounds and/or Licensed Products, as applicable, from EQRx at a price [***], as applicable.

(b) Reversion. In the event of a termination of this Agreement by EQRx under Section 11.2 or by Lynk under Section 11.3(a), 11.3(d) or 11.4, then the following will occur:

(i) EQRx shall, and does hereby, grant to Lynk a non-exclusive, royalty-bearing, transferable, sublicensable license under the EQRx Reversion IP for the sole purpose of Exploiting Reversion Compounds or Reversion Products in the Field worldwide;

(ii) EQRx shall, and does hereby, grant to Lynk an exclusive, transferable, sublicensable license under trademarks controlled by EQRx and used exclusively with a Reversion Compound or Reversion Product (excluding any such trademarks that include, in whole or in part, any corporate name or logo of EQRx or its Affiliates or Sublicensees);

(iii) in consideration of the licenses to be granted by EQRx to Lynk under Section 11.5(b)(i) and Section 11.5(b)(ii), Lynk shall [***];

(iv) Assignment of Regulatory Materials and Regulatory Approvals. EQRx shall promptly assign, or cause to be assigned, to Lynk or its designee (or if not so assignable, EQRx shall take, or cause to be taken, all reasonable actions to make available to Lynk or its designee the benefits of) all Regulatory Materials and Regulatory Approvals owned, in-licensed or otherwise controlled by EQRx or its Affiliates that are solely related to the Licensed Compounds and Licensed Products in the EQRx Territory. In each case, to the extent permitted by any applicable law, the foregoing assignment (or availability) shall be made within [***] after the effective date of any such termination of this Agreement. In addition, EQRx shall promptly provide to Lynk a copy of all Know-How constituting EQRx Reversion IP to the extent not previously provided to Lynk, and Lynk shall have the right to use and disclose all such information in accordance with the license in Section 11.5(b)(i) following termination of this Agreement; provided that if such Licensed Compound or Licensed Product is a Combination Product, then any such Regulatory Materials or Regulatory Approvals shall be limited solely to the Licensed Compound for such Licensed Product; and EQRx shall, and does hereby, grant to Lynk a non-exclusive right of reference under Regulatory Materials and Regulatory Approvals that are controlled by EQRx or its Affiliates or Sublicensees, that are not solely related to the Licensed Compound or Licensed Products, solely to the extent necessary or useful to Exploit Reversion Products; and

(v) to the extent that any payments would be owed by EQRx to any Third Parties (including royalties, milestones and other amounts) under any Third Party agreements that are related to the grant to Lynk of any (sub)license, right of reference or other similar right regarding the Reversion Compounds or Reversion Products, Lynk’s licenses and rights will be subject to Lynk’s performance of all obligations under such Third Party agreements, including the obligation to make all payments that are related to such (sub)license, right of reference or other similar right regarding the Reversion Products; provided that, any payments would be owed by EQRx to any Third Parties (including royalties, milestones and other amounts) under any Third Party agreements incurred or accrued prior to the effective date of termination shall be the sole responsibility of EQRx.

The Parties agree to negotiate in good faith a written agreement (the “Transition Agreement”) that will memorialize the rights, obligations and intent set forth in this Section 11.5(b), including the allocation between the Parties of any termination, wind-down and transfer costs and expenses, the Parties’ indemnification obligations, the Parties’ obligations with respect to unauthorized sales, and other coordination obligations of the Parties. In the event that the Parties cannot reach agreement on the terms and conditions of the Transition Agreement within [***] after the date of termination, either Party may require that the matter be referred to an independent expert mutually agreed to by the Parties. The decision of such independent expert with respect to the terms of the Transition Agreement shall be binding upon the Parties and the costs of such expert shall be shared by both Parties equally. Notwithstanding the previous sentence, the provisions of this Section 11.5(b) will have effect regardless of whether the Transition Agreement is entered into by the Parties; provided that the license granted in subsection (i) above shall not have effect unless and until the Parties mutually agree on the royalty rate payable to EQRx contemplated by subsection (iii).

(c) Conduct During Termination Notice Period.

(i) Following any notice of termination permitted under this Article 11, other than any termination pursuant to Section 11.3, during any applicable termination notice period (the applicable “Termination Notice Period”), each Party will continue to perform all of its obligations under this Agreement, then in effect in accordance with the terms and conditions of this Agreement.

(ii) During the applicable Termination Notice Period, neither Party will make any statement to any Third Party, whether written, verbal, electronic or otherwise, that disparages any Licensed Compound or Licensed Product, the work performed by either Party under this Agreement, or the other Party.

11.6 Other Remedies. Termination or expiration of this Agreement for any reason will not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

11.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Lynk and EQRx are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

11.8 Survival. Termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions will survive and apply after expiration or termination of this Agreement in its entirety: Sections 7.1, 8.3, 11.5, 11.6, 11.7 and this 11.8 and Article 1 (to the extent defined terms are used in other surviving provisions), Article 9, Article 10 (for the time period set forth therein), Article 12 and Article 13. In addition, the other applicable provisions of Article 6 will survive such expiration or termination of this Agreement in its entirety to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration. For any surviving provisions requiring action or decision by the JSC or an Executive Officer, each Party will appoint representatives to act as its JSC members or Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing will terminate upon expiration or termination of this Agreement and be of no further force and effect.

Article 12
DISPUTE RESOLUTION

12.1 Dispute Resolution.

(a) In the event of any dispute between the Parties under this Agreement, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [***] either Party may refer the matter to the Parties’ Alliance Managers for attempted resolution, whereupon the Parties’ Alliance Managers will meet in person if requested by either such Alliance Manager and attempt in good faith to resolve such dispute by negotiation and consultation for a [***] period following such referral.

(b) If the Alliance Managers do not resolve such dispute within such [***] period, either Party may at any time thereafter refer the matter to the Parties’ Executive Officers for attempted resolution, whereupon the Parties’ Executive Officers will use good faith efforts to resolve promptly such matter, which good faith efforts will include at least one (1) in-person, video or telephonic meeting between such Executive Officers within [***] after the submission of such matter to them.

(c) If the Executive Officers are unable to reach consensus on any such matter within [***] after its submission to them, either Party may proceed to binding arbitration in accordance with this Section 12.1. Any dispute arising out of or relating to this Agreement that has not been resolved pursuant to Section 12.1(a) shall be resolved through binding arbitration as follows:

(i) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within [***] after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such [***] the arbitrator shall be selected by the London Court of International Arbitration (the “LCIA”). The arbitrator shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(ii) Within [***] after the designation of the arbitrator, the Parties shall submit to the arbitrator in writing a list the disputed issues of which the parties are aware at that time and a proposed ruling on the merits of each such issue, with the understanding that the parties shall have the right to petition the arbitrator to amend or supplement their list as additional information becomes available during the arbitration process.

(iii) The arbitrator shall set a date for a hearing, which shall be no later than [***] after the submission of written proposals pursuant to Section 12.1(c)(ii). The Parties shall have the right to be represented by counsel at the hearing and throughout the arbitration process. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the LCIA, and the arbitration shall be conducted by a single arbitrator.

(iv) The arbitrator shall use his or her best efforts to rule within [***] after the completion of the hearing described in Section 12.1(c)(iii). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. The arbitrator shall issue a reasoned opinion in writing and shall deliver that opinion to the Parties.

(v) The attorneys’ fees of the Parties in any arbitration, fees of the arbitrator, and costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(vi) Any arbitration pursuant to this Section 12.1 shall be conducted in London, UK. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

(d) No Limitation. Nothing in this Section 12.1 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

(e) In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period under Section 11.3(a) or Section 11.3(b), (i) this Agreement will remain in full force and effect, (ii) the provisions of this Agreement relating to termination for material breach will not be effective, (iii) the time periods for cure under Section 11.3(a) or Section 11.3(b) as to any termination notice given prior to the initiation of the proceeding will be tolled, and (iv) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the proceeding (and no effect will be given to previously issued termination notices), until the arbitrator or court, as applicable, has confirmed the existence of the facts claimed by a non-breaching Party to be the basis for the asserted material breach.

12.2 Injunctive Relief; Remedy for Breach of Exclusivity. Nothing in this Article 12 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any proceeding if necessary to protect the interests of such Party or to preserve the status quo pending the proceeding. Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, upon an adequate showing of material breach, and without further proof of irreparable harm other than this acknowledgement, such non-breaching Party will be entitled to seek (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For clarity, nothing in this Section 12.2 will otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 11.3(a) or Section 11.3(b).

Article 13
MISCELLANEOUS

13.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof. In the event of any inconsistency between any plan hereunder and this Agreement, the terms of this Agreement will prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.2 Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition; provided, however, that if the condition constituting force majeure continues for more than [***] the other Party will have the option to terminate this Agreement immediately upon written notice. For purposes of this Agreement, force majeure will mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party.

13.3 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 13.3, and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) [***] after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 13.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Lynk:	LYNK PHARMACEUTICAL (HANGZHOU) CO., LTD
291 Fucheng Road, Bldg 5-402, Jiangan, Hangzhou, Zhejiang 310018, China
Attention: CEO

With a copy to (which will not constitute notice):	Milstein Zhang & Wu LLC
2000 Commonwealth Avenue, Suite 400
Newton, MA 02466
Attention: Philip Zhang

If to EQRx:	EQRx, Inc.
50 Hampshire St. Cambridge, MA 02139
Attention: CEO
With a copy to (which will not constitute notice):	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Kingsley L. Taft 620 Eighth Avenue New York, NY 10018 Attention: Erini R. Svokos

13.4 No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

13.5 Interpretation. Whenever any provision of this Agreement uses the term “including” (or “include” or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. The term “or” means “and/or” hereunder. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 3.2” would be part of “Section 3”, and references to “Section 3.2” would also refer to material contained in the subsection described as “Section 3.2(a)”). Unless otherwise stated, dollar amounts set forth in this Agreement are U.S. dollars.

13.6 Assignment. Neither Party may assign or transfer (whether by operation of applicable law or otherwise) this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction. Any permitted successor or assignee of rights or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate will remain bound by the terms and conditions hereof). Any permitted assignment will be binding on and inure to the benefit of the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.6 will be null, void and of no legal effect.

13.7 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by any of its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

13.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

13.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

13.11 Independent Contractors. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

13.12 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.13 Export Laws. The Parties acknowledge that this Agreement is subject to compliance with applicable United States and Chinese laws, regulations, or orders including those that may relate to the export of technical data and equipment, such as International Traffic in Arms Regulations and/or Export Administration Act/Regulations, as may be amended, and agree to comply with all such laws, regulations or orders.

13.14 Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

LYNK PHARMACEUTICAL (HANGZHOU) CO., LTD	EQRX, INC.

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Signature Page to Exclusive License Agreement

SCHEDULE 8.2(d)

EXISTING PATENTS

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EXHIBIT A

LNK-207 CHEMICAL STRUCTURE

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